EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-266942) and Form S-8 (Nos. 333-34898, 333-34900, 333-34902, 333-76022, 333-123515, 333-159498, 333-208060, 333-231806, 333-237879, 333-256300, and 333-265079) of QuickLogic Corporation (the “Company”), of our report dated March 26, 2024, except for Note 14 to the consolidated financial statements, as to which the date is March 25, 2025 relating to the 2023 and 2022 consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 29, 2024.

/s/ Moss Adams LLP

San Francisco, California

March 25, 2025